Exhibit 10.16

AGREEMENT

AGREEMENT, on the 19th day of September, 2013, by and between Selig & Associates, Inc., 450 7th Avenue 39th Floor, New York, NY 10123, hereinafter "S&A", and Green Energy Management Service Holdings Inc., 2029 Lemoine Avenue, Suite 203, Fort Lee, NJ, 07024, hereinafter the "Company".

The purpose of this AGREEMENT is to memorialize the terms of engagement, the nature and limitations of the services that S&A will provide to the Company, and our mutual responsibilities during this period of representation.

WHEREAS; the Company being engaged in among other things the sale and distribution of energy efficient lighting units and water saving devices to municipal and commercial customers in the United States; and

WHEREAS; the Company wishes to retain S&A as its Chief Financial Officer, hereinafter the "CFO".

NOW, THEREFORE, in consideration of the foregoing:

1.     S&A agrees to serve as the Company's CFO and in this capacity S&A shall report directly to the Company's Chief Executive Officer, hereinafter the "CEO". Additionally, S&A will assist the CEO by attempting to obtain favorable financing from banks and lenders and assist the CEO during negotiations. To this end, S&A has agreed to help renegotiate the Company's existing agreements and obligations. S&A will review the Company's accounting operations, and move to establish if applicable, a simplified procedure for managing the production of accurate financial statements and reports.

2.      S&A will develop and help implement generalized and regionally-specific antifraud , evaluation and customer approval procedures for the Company's new accounts. Accordingly, when carrying out its duties as CFO, S&A may from time to time retain the services of qualified per diem accountants. As such, the Company agrees to reimburse S&A for all reasonable and necessary expenses associated therewith, with prior approval.

3.     As compensation for its services S&A shall receive:

a.     $15,000.00 USD, per quarter. Payments to begin September 1, 2013 for, pro-rata, one-third of the 3rd quarter of 2013. Payments continue on the first day of each month, of $5,000.00 USD, for the three consecutive months of the 4th quarter of 2013. Thereafter, quarterly payments of $15,000.00 USD on the first day of each consecutive quarter thereafter.

b.     600,000 shares of the Company's common stock, as of the date of this Agreement.

4.     S&A agrees to provide its best efforts, energies and skills, during the discharge of its duties. Accordingly, the Company acknowledges and accepts that this is a non-captive and non-exclusive Agreement. As such, S&A will devote as much time, attention and energies to the Company as it deems necessary. Upon the termination of S&A 's engagement with the Company, S&A agrees to return all financial information, manuals, memoranda and other materials, which contain confidential information that S&A has in its possession and are the property of the Company.

5.     S&A is authorized to incur reasonable and necessary expenses for promoting the Company, including expenses for entertainment, travel and similar items. Accordingly, the Company shall reimburse S&A for all such expenses upon presentation by S&A of an itemized account of its expenditures.

6.     The Company agrees to pay to S&A a sales commission on any and all sales S&A originates. Compensation for such sales shall be set forth in a separate agreement.

7.     All compensation shall be deemed earned at the time payment is due and in the event of termination, for any reason, there shall be no apportionment.

8.     This Agreement shall be governed by the laws of the State of New York.

9.     Whenever possible, each provision of this Agreement, will be interpreted in such manner as to be effective and valid under applicable law , but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal , or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Green Energy Management Services Holdings, Inc.

By:      /s/ John Tabacco
Name: John Tabacco
Title:   Chief Executive Officer

Selig & Associates Inc.

By:      /s/ David Selig
Name: David Selig

Selig & Associates Inc.

By:      /s/ Bradley Dorin
Name: Bradley Dorin